Exhibit-23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Prospectus. Our audit report refers to a change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” Also, our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states TTM Technologies, Inc. acquired Tyco Printed Circuit Group LP (the “acquired entity”) during 2006, and management excluded from its assessment of the effectiveness of TTM Technologies, Inc.’s internal control over financial reporting as of December 31, 2006, the acquired entity’s internal control over financial reporting associated with total assets of $296 million and total revenues of $73 million included in the consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of TTM Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of the acquired entity.
/s/ KPMG LLP
Salt Lake City, Utah
January 11, 2008